FOR IMMEDIATE RELEASE

Exhibit 99.1
February 7, 2024
THE WALT DISNEY COMPANY REPORTS
FIRST QUARTER EARNINGS FOR FISCAL 2024
BURBANK, Calif. – The Walt Disney Company today reported earnings for its first quarter ended December 30, 2023.
Financial Results for the Quarter:
•Revenues for the quarter were comparable to the prior-year quarter at $23.5 billion.
•Diluted earnings per share (EPS) for the quarter increased to $1.04 from $0.70 in the prior-year quarter.
•Excluding certain items(1), diluted EPS for the quarter increased to $1.22 from $0.99 in the prior-year quarter.
Key Points:
•Our first quarter earnings results reflect the progress we’ve made in our strategic transformation, as we continue to build from a position of strength.
•We are achieving significant cost reductions across our businesses, as evidenced by the realization of over $500 million in selling, general and administrative and other operating expense savings across the enterprise in the first quarter.
•We are on track to meet or exceed our $7.5 billion annualized savings target by the end of fiscal 2024, while we continue to look for further efficiency opportunities.
•Based on the strength of first quarter results as well as our expectations for the balance of the year, we expect full year fiscal 2024 earnings per share excluding certain items(1) to increase by at least 20% versus 2023, to approximately $4.60.
•Further, we continue to expect free cash flow(1) generation in fiscal 2024 to total roughly $8 billion.
•We continue to expect to reach profitability at our combined streaming businesses in the fourth quarter of fiscal 2024, and are making tremendous progress in this area, with first quarter Entertainment DTC operating losses improving by nearly $300 million versus the prior quarter. We believe this business will ultimately be a key earnings growth driver for the Company.
•Hulu subscribers increased by 1.2 million from the prior quarter. Disney+ Core subscribers decreased sequentially by 1.3 million, in line with prior guidance and reflecting a substantial price increase in the quarter as well as the end of the global summer promotion. Disney+ Core ARPU increased sequentially by $0.14 versus the fourth quarter.
•We expect Disney+ Core subscriber net additions of between 5.5 and 6 million and ongoing positive momentum in ARPU in the second quarter.
•ESPN’s domestic business grew both revenue and operating income year over year in the first quarter, and we continue to build ESPN into the world’s preeminent digital sports platform.
•At Experiences, we generated all-time records in revenue, operating income, and operating margin in the first quarter, and we recently celebrated the well-received openings of World of Frozen at Hong Kong Disneyland Resort and Zootopia at Shanghai Disney Resort.
•In February 2024, the Board of Directors approved a new share repurchase program effective February 7, 2024; we plan to target $3 billion in repurchases in fiscal 2024.
•The Board also declared on February 7, 2024 a cash dividend of $0.45 per share - an increase of 50% versus the last dividend paid in January - payable July 25, 2024 to shareholders of record at the close of business on July 8, 2024.
(1) Diluted EPS excluding certain items and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are diluted EPS and cash provided by operations, respectively. See the discussion on pages 18 through 21 for how we define and calculate these measures and a quantitative reconciliation of historical measures thereof to the most directly comparable GAAP measures and why Disney is not providing forward-looking quantitative reconciliation to the most comparable GAAP measures.

Message From Our CEO:
“Just one year ago, we outlined an ambitious plan to return The Walt Disney Company to a period of sustained growth and shareholder value creation,” said Robert A. Iger, Chief Executive Officer, The Walt Disney Company. “Our strong performance this past quarter demonstrates we have turned the corner and entered a new era for our company, focused on fortifying ESPN for the future, building streaming into a profitable growth business, reinvigorating our film studios, and turbocharging growth in our parks and experiences.
“As we build for the future, the steps we are taking today lend themselves to solidifying Disney’s place as the preeminent creator of global content. Looking at the renewed strength of all of our businesses this quarter – from Sports, to Entertainment, to Experiences – we believe the stage is now set for significant growth and success, including ample opportunity to increase shareholder returns as our earnings and free cash flow continue to grow.”
SUMMARIZED FINANCIAL RESULTS
The following table summarizes first quarter results for fiscal 2024 and 2023:

	Quarter Ended
($ in millions, except per share amounts)	December 30, 2023	December 31, 2022	Change
Revenues	$23,549	$23,512	— %
Income before income taxes	$2,871	$1,773	62%
Total segment operating income(1)	$3,876	$3,043	27%
Diluted EPS	$1.04	$0.70	49%
Diluted EPS excluding certain items(1)	$1.22	$0.99	23%
Cash provided by (used in) operations	$2,185	$(974)	nm
Free cash flow(1)	$886	$(2,155)	nm
(1)Total segment operating income, diluted EPS excluding certain items and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are income before income taxes, diluted EPS and cash provided by operations, respectively. See the discussion on pages 18 through 21 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.

SUMMARIZED SEGMENT FINANCIAL RESULTS
The following table summarizes first quarter segment revenue and operating income (loss) for fiscal 2024 and 2023:

	Quarter Ended
($ in millions)	December 30, 2023	December 31, 2022	Change
Revenues:
Entertainment	$9,981	$10,675	(7) %
Sports	4,835	4,640	4%
Experiences	9,132	8,545	7%
Eliminations(2)	(399)	(348)	(15) %
Total revenues	$23,549	$23,512	— %
Segment operating income (loss):
Entertainment	$874	$345	>100%
Sports	(103)	(164)	37%
Experiences	3,105	2,862	8%
Total segment operating income(1)	$3,876	$3,043	27%
(1)Total segment operating income is a non-GAAP financial measure. The most comparable GAAP measure is income before income taxes. See the discussion on pages 18 through 21.
(2)Reflects fees paid by Direct-to-Consumer to Sports and other Entertainment businesses for the right to air their linear networks on Hulu Live and fees paid by Entertainment to Sports to program sports on the ABC Network and Star+.
DISCUSSION OF FIRST QUARTER SEGMENT RESULTS
Entertainment
Revenue and operating income (loss) for the Entertainment segment are as follows:

	Quarter Ended		Change
($ in millions)	December 30, 2023	December 31, 2022
Revenues:
Linear Networks	$2,803	$3,202	(12) %
Direct-to-Consumer	5,546	4,822	15%
Content Sales/Licensing and Other	1,632	2,651	(38) %
	$9,981	$10,675	(7) %
Operating income (loss):
Linear Networks	$1,236	$1,330	(7) %
Direct-to-Consumer	(138)	(984)	86%
Content Sales/Licensing and Other	(224)	(1)	>(100) %
	$874	$345	>100%
The increase in Entertainment operating income was due to improved results at Direct-to-Consumer, partially offset by a decline at Content Sales/Licensing and Other.

Linear Networks
Linear Networks revenues and operating income are as follows:

	Quarter Ended		Change
($ in millions)	December 30, 2023	December 31, 2022
Revenue
Domestic	$2,210	$2,565	(14) %
International	593	637	(7) %
	$2,803	$3,202	(12) %
Operating income
Domestic	$838	$879	(5) %
International	225	258	(13) %
Equity in the income of investees	173	193	(10) %
	$1,236	$1,330	(7) %
Domestic
The decrease in domestic operating income in the current quarter compared to the prior-year quarter was due to:
•Lower advertising revenue primarily due to a decrease at the ABC Network attributable to fewer impressions and lower political advertising revenue at the owned TV stations
◦Lower network impressions were in part due to the impact of the guild strikes on our programming schedule primarily due to a shift of units to the Sports segment reflecting the simulcast of certain NFL games
•A decline in affiliate revenue due to a decrease in subscribers at our entertainment cable networks including the impact of the non-carriage of certain networks by an affiliate, partially offset by higher contractual rates
•Lower programming and production costs attributable to a decrease at the ABC Network due to fewer hours of scripted programming in the current quarter, reflecting the impact of the guild strikes. Scripted programming was primarily replaced with lower average cost non-scripted programming as well as ESPN on ABC sports programming, the costs of which are recognized in the Sports segment.
International
The decrease in international operating income was due to lower affiliate revenue primarily attributable to fewer subscribers.
Equity in the Income of Investees
Income from equity investees decreased primarily due to lower income from A+E Television Networks (A+E) attributable to decreases in advertising and affiliate revenue, partially offset by a gain on the sale of an investment.

Direct-to-Consumer
Direct-to-Consumer revenues and operating loss are as follows:

	Quarter Ended		Change
($ in millions)	December 30, 2023	December 31, 2022
Revenue	$5,546	$4,822	15%
Operating loss	$(138)	$(984)	86%
The decrease in operating loss in the current quarter compared to the prior-year quarter was due to:
•Subscription revenue growth attributable to higher rates due to increases in retail pricing across our streaming services, and subscriber growth at Disney+ Core and, to a lesser extent, Hulu
•An increase in advertising revenue due to higher impressions across our streaming services, partially offset by lower rates at Hulu
◦The increase in impressions was due to:
▪Airing more hours of International Cricket Council (ICC) cricket programming compared to the prior-year quarter
▪Growth of the U.S. ad-supported Disney+ service, which launched in December 2022
▪More units delivered at Hulu
•A decrease in programming and production costs attributable to lower average costs per hour of non-sports content, partially offset by more non-sports programming, higher subscriber-based fees for programming the Hulu Live TV service and an increase in costs for ICC cricket programming
◦The increase in subscriber-based fees for programming the Hulu Live TV service reflected rate increases and more subscribers
◦Higher ICC cricket programming costs were due to higher average costs per match and more matches aired

First Quarter of Fiscal 2024 Comparison to Fourth Quarter of Fiscal 2023
In addition to revenue, costs and operating income, management uses the following key metrics to analyze trends and evaluate the overall performance of our Disney+ and Hulu direct-to-consumer (DTC) product offerings(1), and we believe these metrics are useful to investors in analyzing the business. The following tables and related discussion are on a sequential quarter basis.
Paid subscribers(1) at:

(in millions)	December 30, 2023	September 30, 2023	Change
Disney+
Domestic (U.S. and Canada)	46.1	46.5	(1) %
International (excluding Disney+ Hotstar)(1)	65.2	66.1	(1) %
Disney+ Core(2)	111.3	112.6	(1) %

Disney+ Hotstar	38.3	37.6	2%

Hulu
SVOD Only	45.1	43.9	3%
Live TV + SVOD	4.6	4.6	— %
Total Hulu(2)	49.7	48.5	2%
Average Monthly Revenue Per Paid Subscriber(1) for the quarter ended:

	December 30, 2023	September 30, 2023	Change
Disney+
Domestic (U.S. and Canada)	$8.15	$7.50	9%
International (excluding Disney+ Hotstar)(1)	5.91	6.10	(3) %
Disney+ Core	6.84	6.70	2%

Disney+ Hotstar	1.28	0.70	83%

Hulu
SVOD Only	12.29	12.11	1%
Live TV + SVOD	93.61	90.08	4%
(1)See discussion on page 17—DTC Product Descriptions and Key Definitions
(2)Total may not equal the sum of the column due to rounding
Domestic Disney+ average monthly revenue per paid subscriber increased from $7.50 to $8.15 due to increases in retail pricing, partially offset by a higher mix of subscribers to promotional offerings.
International Disney+ (excluding Disney+ Hotstar) average monthly revenue per paid subscriber decreased from $6.10 to $5.91 due to a higher mix of subscribers to promotional offerings.
Disney+ Hotstar average monthly revenue per paid subscriber increased from $0.70 to $1.28 due to higher advertising revenue and increases in retail pricing, partially offset by a higher mix of subscribers from lower-priced markets.
Hulu SVOD Only average monthly revenue per paid subscriber increased from $12.11 to $12.29 due to increases in retail pricing, partially offset by lower per-subscriber advertising revenue and a higher mix of subscribers to promotional offerings.
Hulu Live TV + SVOD average monthly revenue per paid subscriber increased from $90.08 to $93.61 due to increases in retail pricing.

Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues and operating loss are as follows:

	Quarter Ended		Change
($ in millions)	December 30, 2023	December 31, 2022
Revenue	$1,632	$2,651	(38) %
Operating loss	$(224)	$(1)	>(100) %
The increase in operating loss was due to the performance of The Marvels and Wish in the current quarter compared to Black Panther: Wakanda Forever, Avatar: The Way of Water and Strange World in the prior-year quarter.
Sports
Sports revenues and operating income (loss) are as follows:

	Quarter Ended		Change
($ in millions)	December 30, 2023	December 31, 2022
Revenue
ESPN
Domestic	$4,073	$4,049	1%
International	363	358	1%
	4,436	4,407	1%
Star (India)	399	233	71%
	$4,835	$4,640	4%
Operating income (loss)
ESPN
Domestic	$255	$(41)	nm
International	(56)	3	nm
	199	(38)	nm
Star (India)	(315)	(129)	>(100) %
Equity in the income of investees	13	3	>100%
	$(103)	$(164)	37%
Domestic ESPN
Higher domestic ESPN operating results in the current quarter compared to the prior-year quarter were due to:
•A decrease in programming and production costs attributable to lower costs for College Football Playoff (CFP) programming due to the timing of games relative to our fiscal periods. The current quarter included three host games compared to two host games and two semi-final games in the prior-year quarter.
•Growth in ESPN+ subscription revenue due to higher rates and more subscribers
•Lower advertising revenue attributable to decreases in rates and impressions. These decreases reflected the timing of CFP games, partially offset by the benefits from the timing of the week 17 NFL game that aired in the current quarter compared to the second quarter of the prior year and the simulcast of NFL games on the ABC Network.

•Affiliate revenue was comparable to the prior-year quarter as contractual rate increases were offset by fewer subscribers
International ESPN
Lower international ESPN operating results were driven by higher programming and production costs attributable to new soccer rights and production cost inflation, partially offset by a favorable foreign exchange impact. Affiliate revenue was comparable to the prior-year quarter as an increase in contractual rates was largely offset by fewer subscribers and an unfavorable foreign exchange impact.
Star
The increase in operating loss at Star was due to the airing of the ICC Cricket World Cup in the current quarter compared to the ICC T20 World Cup in the prior-year quarter, which resulted in:
•An increase in programming and production costs attributable to higher average costs per match and more matches aired
•Advertising revenue growth due to more units delivered and an increase in average viewership, partially offset by a decrease in rates
First Quarter of Fiscal 2024 Comparison to Fourth Quarter of Fiscal 2023
In addition to revenue, costs and operating income, management uses the following key metrics to analyze trends and evaluate the overall performance of our ESPN+ DTC product offering(1), and we believe these metrics are useful to investors in analyzing the business. The following table and related discussion are on a sequential quarter basis.

	December 30, 2023	September 30, 2023	Change
Paid subscribers(1) at: (in millions)	25.2	26.0	(3) %
Average Monthly Revenue Per Paid Subscriber(1) for the quarter ended:	$6.09	$5.34	14%
(1)See discussion on page 17—DTC Product Descriptions and Key Definitions
The increase in ESPN+ average monthly revenue per paid subscriber was due to increases in retail pricing and higher advertising revenue.

Experiences
Experiences revenues and operating income are as follows:

	Quarter Ended		Change
($ in millions)	December 30, 2023	December 31, 2022
Revenue
Parks & Experiences
Domestic	$6,297	$6,072	4%
International	1,476	1,094	35%
Consumer Products	1,359	1,379	(1) %
	$9,132	$8,545	7%
Operating income
Parks & Experiences
Domestic	$2,077	$2,113	(2) %
International	328	79	>100%
Consumer Products	700	670	4%
	$3,105	$2,862	8%
Domestic Parks and Experiences
The decrease in operating income at our domestic parks and experiences reflected lower results at our domestic parks and resorts, largely offset by higher results at Disney Cruise Line.
•At our domestic parks and resorts, lower results in the current quarter compared to the prior-year quarter were due to:
◦A decrease at Walt Disney World Resort reflecting a modest decrease in revenues and higher costs. These impacts were due to:
▪Lower volumes due to decreases in attendance and occupied room nights, both of which reflected the comparison to the 50th anniversary celebration in the prior-year quarter
▪Higher costs due to inflation, partially offset by cost saving initiatives and lower depreciation
▪Increased guest spending due to higher average ticket prices, partially offset by lower average daily room rates
◦Results at Disneyland Resort were comparable to the prior-year quarter as revenue growth was largely offset by an increase in costs. These impacts were attributable to:
▪Increased guest spending primarily due to higher average ticket prices
▪Attendance growth
▪Higher costs driven by inflation
•Growth at Disney Cruise Line was due to increases in average ticket prices and passenger cruise days, partially offset by higher costs
International Parks and Experiences
Higher international parks and experiences’ operating results were due to:
•Growth at Shanghai Disney Resort due to:
◦Higher volumes attributable to an increase in attendance. The park was open for all of the current quarter compared to 58 days in the prior-year quarter as a result of COVID-19 related closures.
◦Guest spending growth due to an increase in average ticket prices

•Higher operating income at Hong Kong Disneyland Resort attributable to:
◦Guest spending growth primarily due to an increase in average ticket prices
◦Higher volumes resulting from increases in attendance, which benefited from the park being open for more days in the current quarter, and occupied room nights
◦Increased costs driven by inflation and new guest offerings
•Results at Disneyland Paris were comparable to the prior-year quarter due to:
◦Higher costs primarily attributable to increased operations support costs and inflation
◦Lower volumes primarily due to a decrease in attendance. The prior-year quarter included the 30th anniversary celebration.
◦The comparison to a loss in the prior-year quarter on the disposal of our ownership interest in Villages Nature
Consumer Products
The increase in consumer products operating results was due to licensing revenue growth resulting from higher sales of products based on Spider-Man and Mickey and Friends, partially offset by a decrease in sales of products based on Star Wars.
OTHER FINANCIAL INFORMATION
DTC Streaming Businesses
Revenue and operating loss for our combined DTC streaming businesses, which consist of the Direct-to-Consumer line of business at the Entertainment segment and ESPN+ at the Sports segment, are as follows:

	Quarter Ended		Change
($ in millions)	December 30, 2023	December 31, 2022
Revenue	$6,075	$5,307	14%
Operating loss (1)	$(216)	$(1,053)	79%
(1)DTC streaming businesses operating loss is not a financial measure defined by GAAP. The most comparable GAAP measures are segment operating income for the Entertainment segment and Sports segment. See the discussion on page 21 for how we define and calculate this measure and a reconciliation of it to the most directly comparable GAAP measures.
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $28 million for the quarter, from $280 million to $308 million, primarily due to higher rent expense and inflation.
Restructuring and Impairment Charges
In the prior-year quarter, the Company recorded charges of $69 million related to exiting our businesses in Russia.
Other Expense, net
In the prior-year quarter, the Company recorded a $70 million loss to adjust its investment in DraftKings, Inc. to fair value, partially offset by a $28 million gain on the sale of a business.

Interest Expense, net
Interest expense, net was as follows:

	Quarter Ended
($ in millions)	December 30, 2023	December 31, 2022	Change
Interest expense	$(528)	$(465)	(14) %
Interest income, investment income and other	282	165	71%
Interest expense, net	$(246)	$(300)	18%
The increase in interest expense was primarily due to higher average rates, partially offset by lower average debt balances.
The increase in interest income, investment income and other was driven by higher interest income on cash balances reflecting an increase in interest rates.
Equity in the Income of Investees
Equity in the income of investees was as follows:

	Quarter Ended
($ in millions)	December 30, 2023	December 31, 2022	Change
Amounts included in segment results:
Entertainment	$171	$193	(11) %
Sports	13	3	>100%
Experiences	—	(2)	nm
Amortization of TFCF intangible assets related to equity investees	(3)	(3)	— %
Equity in the income of investees	$181	$191	(5) %
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	December 30, 2023	December 31, 2022
Income before income taxes	$2,871	$1,773
Income tax expense	720	412
Effective income tax rate	25.1%	23.2%
The increase in the effective income tax rate was due to the impact of adjustments related to prior years, which was unfavorable in the current quarter and favorable in the prior-year quarter, partially offset by lower effective tax rates on foreign earnings compared to the prior-year quarter.

Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows:

	Quarter Ended
($ in millions)	December 30, 2023	December 31, 2022	Change
Net income attributable to noncontrolling interests	$(240)	$(82)	>(100) %
The increase in net income attributable to noncontrolling interests was primarily due to improved results at our Asia Theme Parks, the accretion of Hulu’s noncontrolling interest to the amount paid to NBC Universal in December 2023 and, to a lesser extent, improved results at ESPN, partially offset by the comparison to the impact of the prior-year purchase of Major League Baseball’s 15% interest in BAMTech LLC.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Cash Flow
Cash provided by (used in) operations and free cash flow were as follows:

	Quarter Ended
($ in millions)	December 30, 2023	December 31, 2022	Change
Cash provided by (used in) operations	$2,185	$(974)	$3,159
Investments in parks, resorts and other property	(1,299)	(1,181)	(118)
Free cash flow(1)	$886	$(2,155)	$3,041
(1)Free cash flow is not a financial measure defined by GAAP. The most comparable GAAP measure is cash provided by operations. See the discussion on pages 18 through 21.
Cash provided by operations increased by $3.2 billion to $2.2 billion in the current quarter from cash used in operations of $1.0 billion in the prior-year quarter. The increase was due to lower film and television production spending reflecting the impact of the guild strikes in the current quarter, the timing of payments for sports rights and lower collateral payments related to our hedging program. These increases were partially offset by the deferral of fiscal 2023 federal and California tax payments into the current quarter pursuant to relief provided by the Internal Revenue Service and California State Board of Equalization as a result of 2023 winter storms in California.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows:

	Quarter Ended
($ in millions)	December 30, 2023	December 31, 2022
Entertainment	$309	$273
Sports	—	6
Experiences
Domestic	571	519
International	244	219
Total Experiences	815	738
Corporate	175	164
Total investments in parks, resorts and other property	$1,299	$1,181
Capital expenditures increased from $1.2 billion to $1.3 billion due to higher spend on new attractions and cruise ship fleet expansion at the Experiences segment.
Depreciation expense was as follows:

	Quarter Ended
($ in millions)	December 30, 2023	December 31, 2022
Entertainment	$163	$154
Sports	11	10
Experiences
Domestic	424	452
International	171	164
Total Experiences	595	616
Corporate	54	48
Total depreciation expense	$823	$828

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; $ in millions, except per share data)

	Quarter Ended
	December 30, 2023	December 31, 2022
Revenues	$23,549	$23,512
Costs and expenses	(20,613)	(21,519)
Restructuring and impairment charges	—	(69)
Other expense, net	—	(42)
Interest expense, net	(246)	(300)
Equity in the income of investees	181	191
Income before income taxes	2,871	1,773
Income taxes	(720)	(412)
Net income	2,151	1,361
Net income attributable to noncontrolling interests	(240)	(82)
Net income attributable to The Walt Disney Company (Disney)	$1,911	$1,279

Earnings per share attributable to Disney:
Diluted	$1.04	$0.70
Basic	$1.04	$0.70

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,835	1,827
Basic	1,832	1,825

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; $ in millions, except per share data)

	December 30, 2023	September 30, 2023
ASSETS
Current assets
Cash and cash equivalents	$7,192	$14,182
Receivables, net	14,115	12,330
Inventories	1,954	1,963
Content advances	1,409	3,002
Other current assets	1,301	1,286
Total current assets	25,971	32,763
Produced and licensed content costs	32,725	33,591
Investments	3,084	3,080
Parks, resorts and other property
Attractions, buildings and equipment	72,096	70,090
Accumulated depreciation	(43,575)	(42,610)
	28,521	27,480
Projects in progress	5,618	6,285
Land	1,182	1,176
	35,321	34,941
Intangible assets, net	12,639	13,061
Goodwill	77,066	77,067
Other assets	10,968	11,076
Total assets	$197,774	$205,579
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$18,676	$20,671
Current portion of borrowings	6,087	4,330
Deferred revenue and other	6,270	6,138
Total current liabilities	31,033	31,139
Borrowings	41,603	42,101
Deferred income taxes	7,041	7,258
Other long-term liabilities	12,596	12,069
Commitments and contingencies
Redeemable noncontrolling interests	—	9,055
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.9 billion shares at December 30, 2023 and 1.8 billion shares at September 30, 2023	57,640	57,383
Retained earnings	47,490	46,093
Accumulated other comprehensive loss	(3,502)	(3,292)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	100,721	99,277
Noncontrolling interests	4,780	4,680
Total equity	105,501	103,957
Total liabilities and equity	$197,774	$205,579

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; $ in millions)

	Quarter Ended
	December 30, 2023	December 31, 2022
OPERATING ACTIVITIES
Net income	$2,151	$1,361
Depreciation and amortization	1,243	1,306
Deferred income taxes	(51)	(15)
Equity in the income of investees	(181)	(191)
Cash distributions received from equity investees	153	176
Net change in produced and licensed content costs and advances	2,642	558
Equity-based compensation	308	270
Other, net	(64)	(163)
Changes in operating assets and liabilities
Receivables	(1,554)	(1,423)
Inventories	8	(88)
Other assets	30	(443)
Accounts payable and other liabilities	(1,396)	(2,378)
Income taxes	(1,104)	56
Cash provided by (used in) operations	2,185	(974)

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,299)	(1,181)
Other, net	53	(111)
Cash used in investing activities	(1,246)	(1,292)

FINANCING ACTIVITIES
Commercial paper borrowings, net	1,046	799
Borrowings	—	67
Reduction of borrowings	(309)	(1,000)
Contributions from / sales of noncontrolling interests	—	178
Acquisition of redeemable noncontrolling interests	(8,610)	(900)
Other, net	(133)	(187)
Cash used in financing activities	(8,006)	(1,043)

Impact of exchange rates on cash, cash equivalents and restricted cash	79	164

Change in cash, cash equivalents and restricted cash	(6,988)	(3,145)
Cash, cash equivalents and restricted cash, beginning of period	14,235	11,661
Cash, cash equivalents and restricted cash, end of period	$7,247	$8,516

DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Product offerings
In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or together as part of various multi-product offerings. Hulu Live TV + SVOD includes Disney+ and ESPN+. Disney+ is available in more than 150 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, the service is branded Disney+ Hotstar. In certain Latin American countries, we offer Disney+ as well as Star+, a general entertainment SVOD service, which is available on a standalone basis or together with Disney+ (Combo+). Depending on the market, our services can be purchased on our websites or through third-party platforms/apps or are available via wholesale arrangements.
Paid subscribers
Paid subscribers reflect subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to multi-product offerings in the U.S. are counted as a paid subscriber for each service included in the multi-product offering and subscribers to Hulu Live TV + SVOD are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ services. In Latin America, if a subscriber has either the standalone Disney+ or Star+ service or subscribes to Combo+, the subscriber is counted as one Disney+ paid subscriber. Subscribers include those who receive a service through wholesale arrangements including those for which the service is distributed to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
International Disney+ (excluding Disney+ Hotstar)
International Disney+ (excluding Disney+ Hotstar) includes the Disney+ service outside the U.S. and Canada and the Star+ service in Latin America.
Average Monthly Revenue Per Paid Subscriber
Hulu and ESPN+ average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Pay-Per-View revenue. Advertising revenue generated by content of one streaming service that is accessed through another streaming service (for example, Hulu content accessed through Disney+) is allocated between both services. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail or wholesale price of each service on a standalone basis. Hulu Live TV + SVOD revenue is allocated to the SVOD services based on the wholesale price of the Hulu SVOD Only, Disney+ and ESPN+ multi-product offering. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.

NON-GAAP FINANCIAL MEASURES
This earnings release presents diluted EPS excluding certain items, total segment operating income, free cash flow, and DTC streaming businesses operating income (loss), all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of diluted EPS, income before income taxes, cash provided by operations, or Entertainment and Sports segment operating income (loss) as determined in accordance with GAAP. Diluted EPS excluding certain items, total segment operating income, free cash flow, and DTC streaming businesses operating income (loss) as we have calculated them may not be comparable to similarly titled measures reported by other companies.
Our definitions and calculations of historical measures of diluted EPS excluding certain items, total segment operating income, free cash flow, and DTC streaming businesses operating income (loss), as well as quantitative reconciliations of each of these historical measures to the most directly comparable GAAP financial measure are provided below. Disney is not providing forward-looking measures for diluted EPS or cash provided by operations, which are the most directly comparable GAAP measures to diluted EPS excluding certain items and free cash flow, respectively, or a quantitative reconciliation of forward-looking diluted EPS excluding certain items or free cash flow to those most directly comparable GAAP measures. Disney is unable to predict or estimate with reasonable certainty the ultimate outcome of certain significant items required for each of these GAAP measures without unreasonable effort. Information about other adjusting items that is currently not available to Disney could have a potentially unpredictable and significant impact on future GAAP financial results.
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS to diluted EPS excluding certain items for the first quarter:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Quarter Ended December 30, 2023
As reported	$2,871	$(720)	$2,151	$1.04	49%
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	451	(106)	345	0.18
Excluding certain items	$3,322	$(826)	$2,496	$1.22	23%

Quarter Ended December 31, 2022
As reported	$1,773	$(412)	$1,361	$0.70
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	579	(135)	444	0.24
Restructuring and impairment charges(5)	69	(8)	61	0.03
Other expense, net(6)	42	(16)	26	0.01
Excluding certain items	$2,463	$(571)	$1,892	$0.99
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current quarter, intangible asset amortization was $380 million, step-up amortization was $68 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $417 million, step-up amortization was $159 million and amortization of intangible assets related to TFCF equity investees was $3 million.
(5)Charges related to exiting our businesses in Russia.
(6)DraftKings loss ($70 million), partially offset by a gain on the sale of a business ($28 million).

Total segment operating income
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following table reconciles income before income taxes to total segment operating income:

	Quarter Ended
($ in millions)	December 30, 2023	December 31, 2022	Change
Income before income taxes	$2,871	$1,773	62%
Add (subtract):
Corporate and unallocated shared expenses	308	280	(10) %
Restructuring and impairment charges	—	69	100%
Other expense, net	—	42	100%
Interest expense, net	246	300	18%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	451	579	22%
Total segment operating income	$3,876	$3,043	27%
Free cash flow
The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows:

	Quarter Ended
($ in millions)	December 30, 2023	December 31, 2022
Cash provided by (used in) operations	$2,185	$(974)
Cash used in investing activities	(1,246)	(1,292)
Cash used in financing activities	(8,006)	(1,043)
Impact of exchange rates on cash, cash equivalents and restricted cash	79	164
Change in cash, cash equivalents and restricted cash	(6,988)	(3,145)
Cash, cash equivalents and restricted cash, beginning of period	14,235	11,661
Cash, cash equivalents and restricted cash, end of period	$7,247	$8,516

The following table reconciles the Company’s consolidated cash provided by (used in) operations to free cash flow:

	Quarter Ended
($ in millions)	December 30, 2023	December 31, 2022	Change
Cash provided by (used in) operations	$2,185	$(974)	$3,159
Investments in parks, resorts and other property	(1,299)	(1,181)	(118)
Free cash flow	$886	$(2,155)	$3,041
DTC Streaming Businesses
The Company uses combined DTC streaming businesses operating income (loss) because it believes that this measure allows investors to evaluate the performance of its portfolio of streaming businesses and track progress against the Company’s goal of reaching profitability in the fourth quarter of fiscal 2024 at its combined streaming businesses.
The following tables reconcile Entertainment and Sports segment operating income (loss) to the DTC streaming businesses operating loss:

	Quarter Ended
	December 30, 2023			December 31, 2022
($ in millions)	Entertainment	Sports	DTC Streaming Businesses	Entertainment	Sports	DTC Streaming Businesses
Linear Networks	$1,236	$(25)		$1,330	$(95)
DTC streaming businesses (Direct-to-Consumer and ESPN+ businesses)	(138)	(78)	$(216)	(984)	(69)	$(1,053)
Content Sales/Licensing and Other	(224)	—		(1)	—
Segment operating income (loss)	$874	$(103)		$345	$(164)

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding financial performance, earnings expectations, expected drivers and guidance, including future adjusted EPS, free cash flow and funding sources, capital allocation, including dividends and share repurchases, subscriber and revenue growth, plans for direct-to-consumer profitability and timing and cost reductions; value of, and opportunities for growth based on, our intellectual property, content offerings, businesses and assets, including theatrical and sports content, franchises and brands; business plans; future performance and growth; plans, expectations, strategic priorities and drivers of growth and profitability and other statements that are not historical in nature. Any information that is not historical in nature included in this earnings release is subject to change. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including:
•the occurrence of subsequent events;
•deterioration in domestic and global economic conditions or failure of conditions to improve as anticipated;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue;
•consumer preferences and acceptance of our content, offerings, pricing model and price increases, and corresponding subscriber additions and churn, and the market for advertising sales on our DTC services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, political or military developments;
•regulatory and legal developments;
•technological developments;
•labor markets and activities, including work stoppages;
•adverse weather conditions or natural disasters; and
•availability of content.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability, including direct-to-consumer profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, February 7, 2024, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The corresponding earnings presentation and webcast replay will also be available on the site.

CONTACTS:

David Jefferson
Corporate Communications
818-560-4832

Alexia Quadrani
Investor Relations
818-560-6601